SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                          Entertainment Internet, Inc.
                          ----------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
         (State or Other Jurisdiction of Incorporation or Organization)


                                   88-0391722
                      (I.R.S. Employer Identification No.)

               6565 Spencer Street, Suite 205, Las Vegas, NV 89119
               ---------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


                         Consultant's Compensation Plan
                            (Full Title of the Plan)

                                 Jason Neiberger
                                    President
               6565 Spencer Street, Suite 205, Las Vegas, NV 89119
                     (Name and Address of Agent for Service)

                                 (702) 897-8704

          (Telephone Number, Including Area Code, of Agent for Service)


================================================================================
                       Calculation of Registration Fee
================================================================================


Proposed amount of Securities to be registered:  4,000,000


Amount of       Title of Securities   Amount To Be       Aggregate         Fee
Aggregate        To Be Registered     Registered(1)  Price Per Share(2)
Registration
                     Common
$400,000.00      Par Value, $.001       4,000,000          $.10           $20.93


================================================================================

1 In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee and benefit plans described herein.

2 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the twenty day average of the high and low prices reported on the OTC-BB, which was $.10 per share.

                                     PART I



ITEM 1. PLAN INFORMATION.


Entertainment Internet Inc. (The Company, we, us or the Registrant) is offering a total of 4,000,000 shares of its Common Stock to professionals and consultants for service including legal, administrative, marketing, introductory, recruiting and other consulting services. The issuance of shares is being made pursuant to the Consultants Compensation Plan (the Plan) adopted by the Board of Directors on or about February 3, 2003. The 4,000,000 shares will cover the costs of previously rendered services of the consultants as well as ongoing services to the Company. A copy of the Plan has been distributed to all eligible consultants. Each consultant has agreed to accept shares under the Plan in lieu of a cash payment for its services. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA, nor is this Plan qualified under Section 401(a) of the Internal Revenue Code.

There are no ongoing reporting obligations of Consultants, nor are there any ongoing contributions from the Registrant. The purpose of this Registration of securities on Form S-8 is to compensate individuals and/or entities that have performed and continue to perform services to the Registrant. The Board has authorized this registration statement and has written the Plan to satisfy present and future compensation obligations to professionals and consultants. This registration is limited to 4,000,000 shares. The Consultants that are eligible for shares under the Plan have performed, or will perform in the future, services or activities for which shares may be issued under a Form S-8. Consultants may contact Jason Neiberger, the Plan Administrator and President of the Registrant, with any questions at (702) 897-8704.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL.


In addition to receiving a copy of the Plan, each eligible Consultant shall have access, upon oral or written request, to any documentation regarding the Plan that may not be included in this Registration Statement.

                                     PART II


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.


The following documents, which are on file with the Securities and Exchange Commission, are incorporated herein by reference:

(a) The Company's most recent annual report, filed on Form 10-KSB for the fiscal year 2002, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), which report contains audited financial statements for the Company's latest fiscal year for which such statements have been filed. The description of the Company's Common Stock is contained in that amended annual report incorporated by reference herein.

(b) The Company's recent quarterly reports, filed on Form 10-QSB.


ITEM 4. DESCRIPTION OF SECURITIES.


Not Applicable.


ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.


The bylaws of Entertainment Internet, Inc. provide for full indemnification of its directors and officers under Nevada law. Nevada law provides that a corporation may indemnify any person who is a party to a suit or action or threatened to be made a party to a suit or action, unless the action is by the corporation or is a derivative action on behalf of the corporation when the suit or action is based on his actions on behalf of the corporation or is based on his actions taken at the request of the corporation, and the actions were taken in good faith for the best interests of the corporation. Indemnification will include expenses, attorney fees, judgments, fines and settlement amounts. Where a director or officer is successful on the merits of any suit or action brought against him by reason of his actions for or on behalf of the corporation, he shall be fully indemnified. Entertainment Internet, Inc. may advance expenses in connection with a suit or action against its directors and officers if approved by the stockholders or directors who are not part of the action. Entertainment Internet, Inc. may obtain insurance for any of the indemnification obligations or may provide other financial arrangements such as establishment of a trust fund or program of self insurance.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that would result in a claim for such indemnification.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.


Not Applicable.


ITEM 8. EXHIBITS.


Exhibits.


Copies of the following documents are included as exhibits to this registration statement pursuant to Item 601 of regulation S-B.




Exhibit
No.        Description
-----------------------------------------------------------------------
3.01      Articles of Incorporation.*

3.02      Bylaws.*

5.01 Letter opinion, including consent of Law Office of Jim Barber regarding legality of Common Stock to be issued pursuant to the Consultants Compensation Plan.

10.8      Consultants Compensation Plan

23.01     Consent of Law Office of Jim Barber.  (included  in Opinion in Exhibit
          5.1).

23.02 Consent of Sellers & Andersen, LLC independent certified public accountants.

* Filed previously with the Company's SB2 registration.


ITEM 9. UNDERTAKINGS.


(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on this 23rd day of January 2002.


                             Entertainment Internet, Inc.


                             By: /S/ Jason Neiberger
                                --------------------------
                                Jason Neiberger, President